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                                                                      Exhibit 21


            Subsidiaries of Russian Wireless Telephone Company, Inc.


      The following entities are 75%-owned subsidiaries of the Registrant:


         1. ZAO Corbina Telecommunications - a closed joint stock company organized under the laws of the Russian Federation. It conducts business under the name: Corbina Telecommunications.

         2. ZAO CompTel Ltd. - a closed joint stock company organized under the laws of the Russian Federation. It conducts business under the name: ZAO CompTel Ltd.